Exhibit 24(b)(1)(vi)

                    OPPENHEIMER TOTAL RETURN FUND, INC.

                          ARTICLES SUPPLEMENTARY

     OPPENHEIMER TOTAL RETURN FUND, INC., an open-end investment company registered under the Investment Company Act of 1940, organized as a Maryland corporation having its principal office in Maryland in the City of Baltimore (hereinafter called the "Corporation"), hereby certifies that:

     FIRST: Pursuant to authority contained in the charter of the Corporation, as amended, and under Sections 2-208 and 2-208.1 of the Maryland Corporation Code, fifty million (50,000,000) shares of authorized but unissued Class A shares have been duly reclassified by the Board of Directors as authorized but unissued Class Y shares, par value ten (10) cents per share. Upon such reclassification, the Corporation will have four hundred fifty million (450,000,00) Class A shares, two hundred million (200,000,000) Class B shares and fifty million (50,000,000) Class
Y shares authorized, each with a par value of ten (10) cents per share and with an aggregate par value of $70,000,000. These Articles Supplementary do not increase the number of authorized shares of the Corporation, which remains at seven hundred million (700,000,000) shares, par value ten (10) cents per share.

     SECOND: Acting pursuant to paragraph (8) of Article IX of the Articles of Incorporation as amended, the Board of Directors has set the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of Class Y stock, together with those set forth in other provisions of the Articles of Incorporation relating to stock of the Corporation generally:

          (1) As more fully set forth hereinafter, the liabilities and the expenses of the Class Y shares shall be determined separately from those of the Class A and Class B shares and from those of any other class of the Corporation's stock and, accordingly, the net asset value, the dividends and distributions payable to holders, and the amounts distributable in the event of liquidation of the Corporation to holders of shares of the Corporation's stock may vary from class to class. Article VIII of the Articles of Incorporation, as amended, shall be construed in such manner as to reflect the provisions of the immediately prior sentence and of these Articles Supplementary generally. Except for these differences and certain other differences hereinafter set forth, the Class Y shares shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of, and rights to require redemption as the Class
     A and Class B shares and any other class of the Corporation's stock that represents an interest in the same portfolio of investments as the Class Y shares.

          (2) The Class Y shares shall represent interests in the same portfolio of investments as the Class A and Class B shares.

          (3) The dividends and distributions of investment income and capital gains to holders of the Class Y shares shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary from the dividends and distributions of investment income and capital gains to holders of the Class A and Class B shares and any other class of the Corporation's stock to reflect differing allocations of the liabilities and expenses of the Corporation among the classes of shares and any resultant differences among the net asset values per share of the classes of shares, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income, capital gains, expenses and liabilities of the Corporation among the Class A shares, the Class B shares, the Class Y shares and any other class of the Corporation's stock that represents an interest in the same portfolio of investments as the Class Y shares shall be determined by the Board of Directors in a manner that is consistent with the order dated 11/23/93 (Investment Company Act of 1940 Release No. 19821) issued by the Securities and Exchange Commission in connection with the application for exemption filed by Oppenheimer Management Corp., et al., and any existing or future amendment to such order or any rule or interpretation under the Investment Company Act of 1940 or its successor that modifies or supersedes such order.

          (4) Except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of the Class Y shares shall have exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of the Class Y shares and no voting rights with respect to any matter submitted to a vote of stockholders that does not affect holders of the Class Y shares.

     THIRD: The Class A shares aforesaid have been duly reclassified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Articles of Incorporation, as amended.

     IN WITNESS WHEREOF, Oppenheimer Total Return Fund, Inc. has caused these Articles Supplementary to be executed by its Vice President and witnessed by its Assistant Secretary on this 30th day of March, 1994. The Vice President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.

                              OPPENHEIMER TOTAL RETURN FUND, INC.


                              By: /s/ Andrew J. Donohue   (SEAL)
                              ----------------------------------
                                   Andrew J. Donohue
                                   Vice President

WITNESS:


/s/ Robert G. Zack
------------------
Robert G. Zack
Assistant Secretary


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